Exhibit (e)

DIVIDEND CAPITAL

STRATEGIC GLOBAL

REALTY FUND

DIVIDEND

REINVESTMENT PLAN

QUESTIONS & ANSWERS

AND

TERMS AND CONDITIONS

Dear Shareholder of Dividend Capital Strategic Global Realty Fund:

In order to provide you with answers to the questions that are most frequently asked about the Dividend Reinvestment Plan (the “Plan”) established by Dividend Capital Strategic Global Realty Fund, (the “Fund”), we have prepared this brochure to summarize the details of the Plan. The Plan provides a convenient way to acquire additional shares of the Fund’s common shares of beneficial interest (“Shares”) automatically through the reinvestment of all distributions of dividends and capital gains paid by the Fund to shareholders.

If your Shares are held in your own name, you will automatically be a participant in the Plan unless you elect to receive distributions in cash. If your Shares are held in the name of a brokerage firm, bank or other nominee, you should contact such brokerage firm, bank or nominee to determine whether or how you may participate in the Plan. If the automatic reinvestment service is provided by your particular institution you will automatically be a participant in the Plan. If such service is not provided by your particular institution, you may have to request your brokerage firm, bank or other nominee to register your Shares in your own name to enable you to participate in the Plan.

We hope that this brochure will prove helpful in addressing your questions regarding the Plan. If you have any questions, please contact The Bank of New York at the telephone number listed on the back cover of this brochure.

Sincerely,

Thomas I. Florence

President

Dividend Reinvestment Plan Q&A

How Do I Enroll In The Plan?

If your Shares are registered in your own name, you will have all dividend and capital gains distributions reinvested automatically in additional Shares, unless you have elected to receive cash distributions.

If your Shares are held in the name of a broker or nominee, distributions on your Shares will be automatically reinvested in additional Shares under the Plan, unless the automatic reinvestment service is not provided by the particular broker or nominee (a “Nonparticipating Institution”) or you have elected to receive distributions in cash. You should contact your brokerage firm, bank or other nominee to determine whether or how you may participate in the Plan. If the service is not available, such distributions will be paid in cash. To the extent that you wish to participate in the Plan, and you hold your Shares through a Nonparticipating Institution, you should contact that institution and ensure that your account is properly represented. It may also be necessary for you to have your Shares taken out of “street” name and registered in your own name to enable your participation in the Plan. You should contact your broker or nominee for information as to its participation in the automatic reinvestment service.

What Are The Benefits Of The Plan?

The Plan provides you with a convenient way to reinvest your dividends and capital gains in additional Shares of the Fund, thereby enabling you to increase the number of Shares you own. As a participant, all dividends and capital gains distributions will be automatically reinvested by The Bank of New York, as the plan agent (the “Plan Agent”), in whole or fractional Shares. In cases where dividends or distributions consist of Shares issued directly by the Fund, no brokerage commissions to acquire such Shares are paid. You will receive detailed account statements from the Plan Agent, showing your dividends and capital gains distributions, dates of reinvestment, number of Shares acquired and purchase price paid per Share, and also showing the total number of Shares you previously acquired and still hold through the Plan.

How Do I Receive Cash In Lieu Of Reinvestment?

If your Shares are held in the name of a broker or nominee, you must call your broker to change a current election.

If Shares are registered in your name, you must notify the Plan Agent if you wish to receive distributions of dividends and capital gains in cash. All such distributions will be paid by check from the Plan Agent. To notify the Plan Agent, you MUST:

☐	Obtain, complete and sign an authorization form from the Plan Agent, and

☐	Mail the form to the Plan Agent at the address slated on the form.

In order to receive distributions of dividends and capital gains in cash (payable by check), the authorization form must be received by the Plan Agent at least 10 business days before the record date for such distribution.

How Does The Dividend Reinvestment Plan Work?

When a dividend or capital gain distribution is declared, nonparticipants in the Plan will receive cash. Participants in the Plan will receive the equivalent in Shares valued as described below:

(i) If on the payment date for a distribution, the net asset value per Common Share is equal to or less than the market price per Common Share plus estimated brokerage commissions of $0.06 per share, the Fund will issue new Shares to the Plan Agent in an amount determined by dividing the dollar amount of the distribution by the greater of (a) the net asset value per Share on the payment date or (b) 95% of the market price per Share on the payment date.

(ii) If the net asset value per Common Share exceeds the market price plus estimated brokerage commissions of $0.06 per share on the payment date for distribution, the Plan Agent will receive the dividend or distribution in cash and apply it to the purchase of the Shares in the open market for the participants’ accounts. Such purchases will be made before the last business day before the next date on which the Shares trade on an “exdividend” basis and in no event more than 30 days after the dividend payment date. If, before the Plan Agent has completed its purchases, the market price exceeds the net asset value of the Shares, the purchase price paid by the Plan Agent may exceed the net asset value per Share of the Shares, resulting in the acquisition of fewer Shares than if the dividend or distribution had been paid in Shares issued by the Fund.

Will The Entire Amount Of My Distribution Be Reinvested?

As a participant in the Plan, the entire amount of your distribution will be reinvested in Shares. For any balance that is not sufficient to purchase a full Share, the Plan Agent will credit your account with a fractional Share interest. The fractional Share interest is included in all subsequent distributions, and you have voting rights on all full and fractional Shares acquired under the Plan.

Will I Be Issued Share Certificates For Transactions In The Plan?

No. All Shares will be credited to your account, unless a Share certificate is specifically requested. Certificates will be issued only for full Shares after request.

Are Distributions That Are Reinvested Subject To Income Taxes?

The automatic reinvestment of distributions will not relieve you of any taxes which may be payable on such distributions.You will receive a Form 1 099 concerning the Federal tax status of distributions paid during the year.

Is There Any Charge To Participate In The Plan?

You will not pay any charge as a participant in the Plan to have your distributions reinvested in additional Shares. The Plan Agent’s fees for handling the reinvestment of distributions are paid by the Fund. There are no brokerage charges for Shares issued directly by the Fund as a result of distributions payable either in Shares or cash. However, your account will pay $0.06 per share of brokerage commissions incurred with respect to the Plan Agent’s open market purchases in connection with the reinvestment of dividends or distributions paid in cash.

How Do I Withdraw From The Plan or Sell My Shares?

If you wish to withdraw from the Plan or sell part or all of your Shares, you must notify the Agent in writing prior to any distribution record date, as specified in Paragraph 11 of the Terms and Conditions.

Should you choose to withdraw any Shares from the Plan or discontinue your participation in the Plan, you will receive a certificate for the appropriate number of full Shares. Any fractional Share interest will be sold at market price and the proceeds (if any) will be remitted to you, less a fee of $15.00 and $0.06 per share as the brokerage commissions incurred for the transaction. In lieu of receiving a certificate, you may request the Plan Agent to sell part or all of your Shares at the market price and remit the proceeds to you, less a fee of $15.00 and less any brokerage commissions.

WHOM SHOULD I CONTACT FOR ADDITIONAL INFORMATION?

If you hold Shares in your own name, please address all notices, correspondence, questions or other communications regarding the Plan to:

The Bank of New York

Dividend Capital Strategic

Global Realty Fund

Investor Services

P.O. Box 11258

New York, NY 10286-1 258

(800) 432-8224

If your shares are not held in your name, you should contact your brokerage firm, bank or other nominee for more information.

The Plan Agent and the Fund reserve the right to amend, supplement or terminate the Plan upon written notice mailed to each Plan participant at least 90 days before the dale of the amendment, supplement or termination.

DIVIDEND CAPITAL

STRATEGIC GLOBAL

REALTY FUND

TERMS AND CONDITIONS OF THE

DIVIDEND REINVESTMENT PLAN

Registered holders (“Common Shareholders”) of common shares of beneficial interest (the “Common Shares”) of Dividend Capital Strategic Global Realty Fund (the “Fund”) will automatically be enrolled (the “Participants”) in its Dividend Reinvestment Plan (the “Plan”) and are advised as follows:

1. THE PLAN AGENT. The Bank of New York (the “Agent”) will act as agent for each Participant. The Agent will open an account for each Participant under the Plan in the same name in which his or her outstanding Common Shares are registered.

2. CASH OPTION. Pursuant to the Fund’s Plan, unless a holder of Common Shares otherwise elects, all dividend and capital gains distributions will be automatically reinvested by the Agent in additional Common Shares of the Fund. Common Shareholders may elect to receive (1) all dividend and capital gains distributions in cash or (2) only dividend distributions in cash by sending written instructions to the Agent, as dividend paying agent at the address set forth below. Common Shareholders who elect to receive cash will be paid by check mailed directly to the shareholder of record (or, if the shares are held in street or other nominee name then to such nominee) by the Agent, as dividend paying agent. Please note that the Plan Agent may use an Affiliated Broker which is an affiliate of the Agent, relative to the Plan on behalf of Participants. The Affiliated Broker receives a commission in connection with any such transactions it processes.

3. MARKET PREMIUM ISSUANCES. If on the payment date for a distribution, the net asset value per Common Share is equal to or less than the market price per Common Share plus estimated brokerage commissions, the Agent shall receive newly issued Common Shares (“Additional Common Shares”) from the Fund for each Participant’s account. The number of Additional Common Shares to be credited shall be determined by dividing the dollar amount of the distribution by the greater of (i) the net asset value per Common Share on the payment date, or (ii) 95% of the market price per Common Share on the payment date.

4. MARKET DISCOUNT PURCHASES. If the net asset value per Common Share exceeds the market price plus estimated brokerage commissions on the paymentdate for a distribution, the Fund will pay the cash amount of such distribution to the Agent and the Agent (or a broker-dealer selected by the Agent) will purchase a sufficient number of full and fractional Shares on the open market to satisfy the obligations under the Plan with respect to each Participant’s account. The Agent will have until the last business day before the next date on which the shares trade on an “ex-dividend” basis or in no event more than 30 days after the dividend payment date (the “last purchase date”) to invest the dividend amount in shares acquired in open market purchases. It is contemplated that the Fund will pay monthly income dividends Therefore, the period during which open market purchases can be made will exist only from the payment date of each dividend through the date before the next “ex-dividend” date, which typically will be approximately ten days. The weighted average price (including estimated brokerage commissions of $0.06 per share) of all Common Shares purchased by the Agent as Agent shall be the price per Common Share allocable to each Participant. If, before the Agent has completed its purchases, the market price plus estimated brokerage commissions exceeds the net asset value of the Common Shares as of the payment date, the purchase price paid by the Agent may exceed the net asset value of the Common Shares, resulting in the acquisition of fewer Common Shares than if such Distribution had been paid in Common Shares issued by the Fund. Participants should note that they will not be able to instruct the Agent to purchase Common Shares at a specific lime or at a specific price. Open market purchases may be made on any securities exchange where Common Shares are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Agent shall determine. Each Participant’s uninvested funds held by the Agent will not bear interest. The Agent shall have no liability in connection with any inability to purchase Common Shares within the time provided, or with the timing of any purchases effected. The Agent shall have no responsibility for the value of Common Shares acquired.The Agent may commingle Participants- funds to be used for open market purchases of Fund shares and the price per share allocable to each Participant in connection with such purchases shall be the average price (including estimated brokerage commissions of $0.06 per share and other related costs) of all Fund shares purchased by Agent.

5. VALUATION. The market price of Common Shares on a particular date shall be the last sales price on the securities exchange where the Common Shares are listed on that date (the “Exchange”), or, if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations on such Exchange on such date will be used. The net asset value per Common Share on a particular date shall be the amount calculated on that date (or if not calculated on such date, the amount most recently calculated) by or on behalf of the Fund in accordance with the Fund’s current prospectus.

6. TAXATION. The automatic reinvestment of distributions does not relieve Participants of any federal, state or local taxes which may be payable (or required to be withheld on distributions). Participants will receive tax information annually for their personal records and to help them prepare their federal income tax return. For further information as to tax consequences of participation in the Plan, Participants should consult with their own tax advisors.

7. LIABILITY OF AGENT. The Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Agent’s negligence, bad faith, or willful misconduct or that of its employees.

8. RECORDKEEPING. The Agent may hold each Participant’s Common Shares acquired pursuant to the Plan together with the Common Shares of other Common Shareholders of the Fund acquired pursuant to the Plan in non-certificated form in the Agent’s name or that of the Agent’s nominee. Each Participant will be sent a confirmation by the Agent of each acquisition made for his or her account as soon as practicable, but in no event later than 60 days, after the date thereof. Upon a Participant’s request, the Agent will deliver to the Participant, without charge, a certificate or certificates for the full Common Shares. Although each Participant may from time to time have an undivided fractional interest in a Common Share of the Fund, no certificates for a fractional share will be issued. Similarly, Participants may request to sell a portion of the Common Shares held by the Agent in their Plan accounts by calling the Agent, writing to the Agent, or completing and returning the transaction form attached to each Plan statement. The Agent will sell such Common Shares through a broker-dealer selected by the Agent within 5 business days of receipt of the request. The sale price will equal the weighted average price of all Common Shares sold through the Plan on the day of the sale, less brokerage commissions. Participants should note that the Agent is unable to accept instructions to sell on a specific date or at a specific price. Any share dividends or split shares distributed by the Fund on Common Shares held by the Agent for Participants will be credited to their accounts. In the event that the Fund makes available to its Common Shareholders rights to purchase additional Common Shares, the Common Shares held for each Participant under the Plan will be added to other Common Shares held by the Participant in calculating the number of rights to be issued to each Participant.

9. PROXY MATERIALS. The Agent will forward to each Participant any proxy solicitation material. The Agent will vote any Common Shares held for a Participant first in accordance with the instructions set forth on proxies returned by such Participant to the Fund, and then with respect to any proxies not returned by such Participant to the Fund, in the same proportion as the Agent votes the proxies returned by the Participants to the Fund.

10. FEES. The Agent’s service fee for handling distributions will be paid by the Fund. Each Participant will be charged his or her pro rata share of brokerage commissions on all open market purchases. If a Participant elects to have the Agent sell part or all of his or her Common Shares and remit the proceeds, such Participant will be charged his or her pro rata share of brokerage commissions on the shares sold, plus a $15 transaction fee.

11. TERMINATION IN THE PLAN. Each registered Participant may terminate his or her account under the Plan by notifying the Agent in writing at P.O. Box 11258, New York, NY 10286-1258, or by calling the Agent at 1-800-432-8224, or using The Bank of New York’s website: http://stockbny.com. Such termination will be effective with respect to a particular distribution if the Participant’s notice is received by the Agent prior to such distribution record date.The Plan may be terminated by the Agent or the Fund upon notice in writing mailed to each Participant at least 90 days prior to the effective date of the termination. Upon any termination, the Agent will cause a certificate or certificates to be issued for the full Common Shares held for each Participant under the Plan and cash adjustment for any fraction of a Common Share at the then current market value of the Common Shares to be delivered to him or her. If preferred, a Participant may request the sale of all of the Common Shares held by the Agent in his or her Plan account in order to terminate participation in the Plan. If any Participant elects in advance of such termination to have Agent sell part or all of his or her shares, Agent is authorized to deduct from the proceeds a $15.00 fee plus $0.06 per share as the brokerage commissions incurred for the transaction. If a Participant has terminated his or her participation in the Plan but continues to have Common Shares registered in his or her name, he or she may re-enroll in the Plan at any time by notifying the Agent in writing at the address above.

12. AMENDMENT OF THE PLAN. These Terms and Conditions may be amended by the Agent or the Fund at any time. Except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, any amendment that materially adversely affects a Participant under the Plan may be made only by mailing to each Participant appropriate written notice at least 90 days prior to the effective date thereof. The amendment shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Agent receives notice of the termination of the Participant’s account under the Plan. Any such amendment may include an appointment by the Agent of a successor Agent, subject to the prior written approval of the successor Agent by the Fund.

13. APPLICABLE LAW. These terms and conditions shall be governed by the laws of the State of New York.

14. RESTRICTIONS. The Participant shall have no right to draw checks or drafts against their accounts or to give instructions to the Agent in respect to any Common Shares or cash held therein except as expressly provided herein.

15. CHANGE OF ADDRESS. The Participant agrees to notify the Agent promptly in writing of any address change. Notices to the Participant may be given by the Agent by letter addressed to the Participant as shown on the records of the Agent.

Please direct any questions about the plan or your plan account to:

The Bank of New York Investor Services P.O. Box 11258 New York, NY 10286-1258 800-432-8224